Exhibit 8

Name	Jurisdiction

Subsidiaries of Top image systems Ltd.
TIS America Inc.	USA - Delaware
Top Image Systems UK limited	United Kingdom
Top Image Systems Japan Ltd.	Japan
Top Image Systems (Asia Pacific) Pte. Ltd.	Singapore

Subsidiaries of Top Image Systems UK limited
TIS Deutschland GMBH	Germany
Top Image Systems (2007) UK Ltd	United Kingdom

Subsidiaries of Top Image Systems (Asia Pacific) Pte. Ltd.
Top Image Systems (Singapore) Pte Ltd.	Singapore
Asiasoft System China Ltd	Hong Kong

Subsidiaries of Asiasoft System (China) Limited
Top Image Systems (China) Ltd.	China